Exhibit 10.1

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Agreement”), dated as of December 31, 2022, is entered into by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), CANOO INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Pre-Paid Advance Agreement (as defined below).

BACKGROUND

(A)	On July 20, 2021, the parties entered into that Pre-Paid Advance Agreement (the “Pre-Paid Advance Agreement”) pursuant to which the Company may, provided that the conditions precedent to a Pre-Paid Advance set forth in Section 2.02 are then satisfied, request a Pre-Paid Advance in an amount not to exceed the Maximum Advance Amount from the Investor by providing a written Request.

(B)	On November 9, 2022, the parties entered into a Supplemental Agreement (the “November Supplemental Agreement”) pursuant to which the Investor agreed to advance $21,300,00 (the “Third Pre-Paid Advance”) to the Company and waive certain terms and conditions set forth in the Pre-Paid Advance Agreement. The November Supplemental Agreement shall remain in full force and effect with respect to the Third Pre-Paid Advance.

(B)	Pursuant to this Agreement, the parties desire to supplement the terms and conditions of the Pre-Paid Advance Agreement in respect of a Request for a Pre-Paid Advance in the amount of $34,045,500 (the “Fourth Request”) to be provided by the Company to the Investor concurrently with the execution of this Supplemental Agreement. This Agreement shall govern the Fourth Pre-Paid Advance (as defined below).

(C)	Reference is made to the letter agreement entered into between the parties on October 5, 2022 (the “Letter Agreement”) regarding the ability of the Company to submit sales orders, and consummate sales pursuant to the August 8, 2022 Equity Distribution Agreement (the “Equity Distribution Agreement”) entered into by an among the Company, Evercore Group L.L.C. and H.C. Wainwright & Co. LLC, and payments to be made by the Company to the Investor toward the balance outstanding under prior Pre-Paid Advances. The parties hereby agree that the Letter Agreement is hereby terminated, and the limitations set forth in Section 1.55 of the Pre-Paid Advance Agreement are hereby reinstated, such that the Company may not the Equity Distribution Agreement except in strict compliance with Section 1.55 of the Pre-Paid Advance Agreement.

(D)	As of the date hereof, the parties hereby acknowledge and agree that the outstanding principal balance on the Third Pre-Paid Advance is $21,300,000, plus accrued and unpaid interest thereon in the amount of $154,643.84 (as of December 31, 2022).

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NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.              Fourth Pre-Paid Advance Amount

1.1.            The Company has requested, and the Investor has agreed to fund, a fourth Pre-Paid Advance in the amount of $34,045,500 (the “Fourth Pre-Paid Advance”), which at the sole option (the “Option”) of the Investor may be increased by up to an additional $8,514,500. Such Option may be exercised by the Investor through January 31, 2023, which if exercised shall be on the same terms as applicable to the initial $34,045,500. The Fourth Pre-Paid Advance shall be governed by the terms and conditions of the Pre-Paid Advance Agreement, except as set forth in this Agreement. Solely with respect to the Fourth Pre-Paid Advance, the parties hereby agree as follows:

(a)	The Pre-Advance Date in respect to the Fourth Pre-Paid Advance shall be December 31, 2022.

(b)	The Purchase Price shall mean the lower of (a) $1.35 per share (i.e., a price per share equal to 110% of the VWAP on the Trading Day immediately prior to the Pre-Advance Date of the Fourth Pre-Paid Advance) (the “Fixed Price”), or (b) 95% of the lowest daily VWAP during five Trading Days immediately preceding each Purchase Notice Date, but not lower than the Floor Price.

(c)	The following provisions solely with respect to the Fourth Pre-Paid Advance shall replace Section 2.03(c) (Triggering Date) of the Pre-Paid Advance Agreement:

Triggering Date. Upon (a) an Event of Default, (b) any failure by the Company to observe or perform any material covenant, agreement or warranty contained in (i) the Pre-Paid Advance Agreement, (ii) the Letter Agreement, (iii) the November Supplemental Agreement, (iv) this Agreement, (including the strict adherence with the dates set forth in Section 1.3 hereof) or (v) any other agreement between the parties hereto or (c) if, any time after February 1, 2023, and from time to time thereafter, (i) the VWAP is less than the Floor Price for at least five (5) Trading Days during a period of seven (7) consecutive Trading Days, or (ii) the Company has issued substantially all of the Common Shares available under the Exchange Cap (the last such day of each such occurrence, a “Triggering Date”), then the Company shall repay the full unpaid principal amount outstanding under the Fourth Pre-Paid Advance, plus the Redemption Premium in respect of such amount, and all accrued and unpaid interest in respect of the Fourth Pre-Paid Advance on the 10th calendar day after the Triggering Date.

(d)	Section 3.01(a)(iv) of the Pre-Paid Advance Agreement shall not apply in respect of the Fourth Pre-Paid Advance.

(e)	Section 3.01(h) of the Pre-Paid Advance Agreement shall not apply in respect of the Fourth Pre-Paid Advance.

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(f)	The Company hereby agrees to pay the Investor a commitment fee of $1,705,045 (or up to an additional $425,725 if the Option is exercised by the Investor), which amount shall be deducted by the Investor from the proceeds of the Fourth Pre-Paid Advance.

1.2            Conditions Precedent.

(a)            Solely with respect to the Fourth Request, the Investor hereby waives the application of the conditions precedent set forth in Section 2.02(d), Section 2.02(i) (solely with respect to the market value requirement), and Section 2.02(k).

1.3            Additional Agreements.

(a)            The Company shall call and hold an annual or special meeting of its shareholders on or before February 1, 2023, for the purposes set forth in the Company’s Schedule 14A filed on December 7, 2022, including, without limitation: (i) obtaining the consent of the shareholders of the Company pursuant to Nasdaq Listing Rule 5635(d) for the issuance of all shares of its Common Stock that could be issued pursuant to the Pre-Paid Advance Agreement (such consent, “Shareholder Approval”), (ii) obtaining the consent of the shareholders to amend the Pre-Paid Advance Agreement to provide for a Floor Price of $0.50 per share, and (iii) increasing the number of authorized shares of Common Stock that may be issued by the Company to at least 1.0 billion shares; the recommendation of the Company’s Board of Directors shall be to vote in favor of each such proposal, and the Company shall solicit proxies from its shareholders in connection therewith and management-appointed proxyholders shall vote their proxies in favor of each such proposal. Upon Shareholder Approval of the proposals, the Company shall implement the reduction of the Floor Price in respect of the Third Pre-Paid Advance to $0.50 per share.

(b)            On or before January 6, 2023, certain shareholders (including without limitation Tony Aquila and Aquila Family Ventures, LLC (for themselves and all other shares controlled or under the common control of either of them) of the Company shall execute and deliver a voting agreement pursuant to which such parties shall agree to vote their shares of the Company’s Common Stock in favor of all proposals set forth in the Company’s Schedule 14A filed on December 7, 2022.

(c)            On or before January 6, 2023, the Company shall issue to the Investor a warrant to purchase up to 29,604,783 shares of Common Stock (the “Warrant”) (or up to an additional 7,403,913 shares if the Option is exercise by the Investor). The Warrant shall be exercisable through December 31, 2023. The exercise price of the Warrant shall be equal to $1.15 and shall be exercisable on a cashless basis if and only if the shares of Common Stock underlying the Warrant shall not be registered with the Securities and Exchange Commission (the “SEC”) or shall otherwise be subject to any restrictions on the public sale by the Investor of such shares if exercised on a cash-basis. The shares of Common Stock underlying the Warrant shall be registered by the Company with the SEC on a prospectus supplement pursuant to Section 2.3 hereof, such that the Investor shall be able to publicly sell such shares (upon exercise and payment of the exercise price) without any restrictions, prohibitions or holding periods.

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(d)            For the avoidance of doubt, any failure by the Company to observe or perform any material covenant, agreement or warranty contained in (i) this Agreement, (ii) the November Supplemental Agreement, (iii) the Letter Agreement, or (iv) any other agreement between the parties hereof shall be an Event of Default under the Pre-Paid Advance Agreement.

2.            Representations, Warranties and Covenants.

2.1            Representations and Warranties. Each party represents and warrants to the other as of the date of this Agreement that:

(a)	it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(b)	it has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and no further action is required by the it, its Board of Directors or managers or members in connection therewith; and

(c)	the obligations assumed by it in this Agreement are legal, valid, and enforceable obligations binding on it in accordance with its terms.

2.2            As soon as possible the Company shall file with the SEC a report on Form 8-K or such other appropriate form as determined by counsel to the Company, relating to the transactions contemplated by this Agreement and, if deemed necessary, a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act to the Prospectus dated May 19, 2022, the Prospectus Supplement dated August 26, 2022, and the Prospectus Supplement dated November 25, 2022, disclosing all information relating to the transaction contemplated hereby required to be disclosed therein (collectively, the “Cleansing Disclosure”). From and after the issuance of the Cleansing Disclosure, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company in connection with the transactions contemplated by this Agreement and the Pre-Paid Advance Agreement, and that it shall have made all filings or disclosures as may be necessary to keep the Registration Statement and related Prospectus statements used in connection with such Registration Statement updated and effective, including, without limitation, the continued use of the Prospectus in connection with the Second Pre-Paid Advance, the Third Pre-Paid Advance and the Fourth Pre-Paid Advance.

2.3            Registration Statement. Promptly after the date hereof, but in any case not later than January 6, 2022, the Company shall prepare and file with the SEC a preliminary Prospectus Supplement pursuant to Rule 424(b) of the Securities Act, and any other filings, reports, supplements, or amendments that may be required as a result of entering into this Agreement, disclosing all information relating to the closing of the Fourth Pre-Paid Advance required to be disclosed therein and an updated Plan of Distribution, necessary to register the transactions contemplated herein, including, without limitation, all shares of Common Stock issuable pursuant to the Fourth Pre-Paid Advance and the Warrant.

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2.4            Notwithstanding anything to the contrary set forth in the Pre-Paid Advance Agreement, and in addition to the obligations of the Company therein and herein, the parties hereby agree that an Event of Default shall be deemed to have occurred if, at any time after February 1, 2023, and from time to time thereafter, a condition exists, and shall continue for five consecutive Trading Days, whereby the Company shall be unable to issue Common Shares to the Investor which may be freely resold by the Investor without any limitations or restrictions (other than the limitations set forth in Sections 3.01(b)(i) and 3.01(b)(iii) of the Pre-Paid Advance Agreement), including, without limitation, the occurrence of any of the following:

(i) a stop order or suspension of the effectiveness of the Registration Statement, or any suspension of the use of the Registration Statement imposed by the Company on the Investor;

(ii) the happening of any event, a result of which the Prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iii) a failure of the Company to file on a timely basis all reports required to be filed with the SEC pursuant to the Exchange Act, or the termination of its status as an issuer required to file reports under the Exchange Act;

(iv) a failure of the Company to have a sufficient number of authorized but unissued Common Shares available to satisfy any obligations incurred under the Pre-Paid Advance Agreement, the Letter Agreement, the November Supplemental Agreement or this Agreement; or

(v) a failure by the Company to have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the issuance of the Common Shares to the Investor and the sale of the Common Shares by the Investor, including without limitation, those required by the Principal Market, if any.

2.5            The Company shall reserve 30.0 million of its authorize Common Shares solely for issuance to the Investor under the Fourth Pre-Paid Advance and the Warrant hereunder. Within five (5) days after the annual shareholder meeting to be held on January 24, 2023, the Company shall increase the reserve such that the number of shares of Common Stock reserved for issuance to the Investor shall be equal to the aggregate outstanding balance then owed to the Investor on the Third Pre-Paid Advance and the Fourth Pre-Paid Advance, divided by the VWAP of the Company’s Common Stock on the trading day immediately preceding the date of the such reserve, multiplied by two (2).

3.            Counterparts and delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

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4.            Governing law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Second Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be signed by their duly authorized officers.

COMPANY:

CANOO INC.

By:	/s/ Hector Ruiz
Hector Ruiz
General Counsel

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager
	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:	/s/ Troy Rillo
Name:	Troy Rillo
Title:	Partner

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